Exhibit 99.1
FOR IMMEDIATE RELEASE

Date:	July 21, 2005
Contact:	Kathleen Walsh Carr 202.772.3711
ABIGAIL ADAMS NATIONAL BANCORP REPORTS A 13.6% INCREASE
IN SECOND QUARTER EARNINGS
Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB), the parent holding company of The Adams National Bank, reported strong second quarter 2005 earnings of $944 thousand, versus $831 thousand for the same period of 2004, a 13.6% increase. Diluted earnings per share for the quarter were $0.28 compared to $0.25 for the second quarter 2004.
Year to date the Company has earned $1.87 million in net income or $0.56 per share versus $1.65 million or $0.50 per share at June 30, 2004. The return on average equity was 14.92% for the first six months of 2005 compared to 14.29% for the same period in 2004, while return on average assets remained a constant of 1.49%.
The increase in net income for the first six months of 2005 over the respective prior year period is attributable to solid loan growth of 17.1% with the maintenance of a healthy net interest margin of 5.26%. The 9.7% increase in noninterest expense reflects the expansion of staff to support the growth and profitability of the bank.
Loans grew to $191.2 million at June 30, 2005 compared to $163.3 million at June 31, 2004. Total deposits increased 10.1% to $222.0 million at June 30, 2005 compared to $201.6 million at June 30, 2004.
Asset quality for the second quarter continued to strengthen as non-performing assets to total assets improved to 0.33% versus 1.33% from the same period last year. The allowance for loan losses was 320% of non-performing loans as of June 30, 2005 as compared to 73% at June 30, 2004. At quarter end, the allowance for loan losses equaled 1.42% of total loans.
According to Kate Carr, President and CEO, “Adams Bank continues with double-digit growth in profitability, driven by solid relationship-based growth in loans and deposits. We continue to aggressively work to provide our depositors with competitive rates while meeting loan demand with solid credit policies. We enthusiastically look forward to the acquisition of Consolidated Bank in Richmond, Virginia.”

Abigail Adams National Bancorp, Inc. declared a quarterly common dividend of $0.125 per share paid out on June 30, 2005 to stockholders of record as of June 15, 2005.
The Adams National Bank is a wholly owned subsidiary of Abigail Adams National Bancorp, Inc., headquartered in Washington, DC. Adams currently operates five offices in DC and one in Maryland. Abigail Adams National Bancorp, Inc. is acquiring Consolidated Bank & Trust Company, the oldest minority bank in the country, headquartered in Richmond, VA, with three branches in Richmond and Hampton Roads, VA.
Adams Bank is focused on serving minorities, small businesses and not-for-profit organizations in the Washington, DC area. The Adams National Bank offers a full line of banking services including business and real estate loans, as well as deposit services. All information for the period ended June 30, 2005 has been derived from unaudited financial information.
SOURCE: The Adams National Bank
ATTACHMENT: Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiary
Selected Financial Data
June 30, 2005 and 2004
(In thousands, except per share data)

	Three Months Ended:		Six Months Ended:
	6/30/05	6/30/04	6/30/05	6/30/04

INCOME STATEMENT:
Interest income	4,057	3,331	7,804	6,616
Interest expense	910	465	1,529	923

Net interest income	3,147	2,866	6,275	5,693

Provision for loan losses	35	105	100	210
Net interest income after provision for loan losses	3,112	2,761	6,175	5,483

Noninterest income	502	457	930	912
Noninterest expense	2,045	1,837	4,009	3,655

Income before taxes	1,569	1,381	3,096	2,740
Provision for income tax expense	625	550	1,230	1,091

Net income	944	831	1,866	1,649

PER SHARE DATA:
Basic earnings per share	$0.28	$0.25	$0.56	$0.50
Diluted earnings per share	$0.28	$0.25	$0.56	$0.50
Dividends paid on common shares	$0.13	$0.11	$0.25	$0.23
Average shares outstanding – Basic	3,323,368	3,315,777	3,323,096	3,315,777
Average shares outstanding – Diluted	3,331,251	3,328,491	3,331,455	3,328,807

CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks			9,383	9,498
Short-term investments			4,927	19,543
Investment securities			49,079	43,519
Loans, gross			191,198	163,278
Allowance for loan losses			(2,708)	(2,307)
Other assets			5,967	5,133

Total assets			257,846	238,664

Liabilities:
Deposits			221,968	201,606
Short-term borrowings			1,756	3,505
Long-term borrowings			6,671	9,580
Accrued expenses & other liabilities			1,765	925

Total liabilities			232,160	215,616

Stockholders’ equity:
Capital stock			33	30
Surplus			22,629	17,241
Retained earnings			3,024	5,777

Total stockholders’ equity			25,686	23,048

Total liabilities & stockholders’ equity			257,846	238,664

PERFORMANCE RATIOS:
Book value per share			$7.73	$6.95
Return on average assets	1.48%	1.49%	1.49%	1.49%
Return on average stockholders’ equity	14.90%	14.38%	14.92%	14.29%
Net interest margin	5.15%	5.40%	5.26%	5.40%
Efficiency ratio	56.04%	55.28%	55.64%	55.34%
Ratio of nonperforming assets to total assets			0.33%	1.33%
Allowance for loan losses to loans			1.42%	1.41%
Allowance for loan losses to nonperforming assets			320%	73%